Exhibit 99.1

NEWS RELEASE
Contacts: MSC Income Fund, Inc. Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com 713-350-6000

MSC Income Fund Announces Final Results of Dutch Auction Tender Offer

HOUSTON – June 25, 2024 – MSC Income Fund, Inc. (the “Company”) today announced the final results of its modified “Dutch Auction” tender offer (the “Tender Offer”) for an aggregate purchase price of up to $2.0 million of its shares of common stock, par value $0.001 per share (the “Shares”), which expired at 5:00 PM, Central Time, on June 20, 2024.
Pursuant to the Tender Offer, the Company accepted 333,334 Shares for purchase at a price of $6.00 per Share, for an aggregate cost of $2.0 million, excluding fees and expenses relating to the Tender Offer.
The number of Shares that were properly tendered and not properly withdrawn at the Clearing Price exceeded the amount of Shares that the Company offered to purchase in the Tender Offer. Due to the oversubscription, based on the final count described above, the Company accepted, pursuant to the terms of the Tender Offer on a pro rata basis, approximately 80.88% of the Shares that were tendered at the Clearing Price. Shares tendered at prices greater than the Clearing Price were not accepted and will remain outstanding.
Upon settlement of the Tender Offer, the Company will have approximately 80,142,059 Shares of common stock outstanding.

IMPORTANT NOTICE
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The Company expects to use available cash to purchase Shares in the Tender Offer and to pay for all related fees and expenses incurred in executing the Tender Offer. The full details of the Tender Offer are included in the Offer to Purchase, dated May 17, 2024, the related Letter of Transmittal and the other documents related to the Tender Offer (collectively, the “Tender Materials”), which the Company has filed with the Securities and Exchange Commission (the “SEC”) and has disseminated to stockholders.

ABOUT MSC INCOME FUND, INC.
MSC Income Fund, Inc. is a principal investment firm primarily focused on providing debt capital to middle market companies and customized debt and equity financing to lower middle market companies. The Company’s lower middle market portfolio companies generally have annual revenues between $10 million and $150 million. The Company’s middle market portfolio companies are generally larger in size than its lower middle market portfolio companies.

For general inquiries regarding the Company, please contact:
MSC Adviser I, LLC
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Jesse E. Morris, CFO & COO, jmorris@mainstcapital.com
713-350-6000

For inquiries regarding a specific account or holdings therein, please contact:
Hines Private Wealth Solutions
888-220-6121

ABOUT MSC ADVISER I, LLC
MSC Adviser I, LLC is a wholly owned subsidiary of Main Street Capital Corporation (NYSE: MAIN) that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. It currently manages investments for external parties, including the Company.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements, including but not limited to statements relating to the settlement of the Tender Offer. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future.
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